EXHIBIT 3.2
                                STOCK PURCHASE AGREEMENT


                                        between


                             PREFERRED HEALTH CHOICE, INC.

                                          and

                         UNITED PAYORS & UNITED PROVIDERS, INC.


                                    OCTOBER 22, 1996



                                STOCK PURCHASE AGREEMENT


               Agreement made as of October 22, 1996, but effective as of September 30, 1996, between Preferred Health Choice, Inc., an Illinois Corporation ("PHC") and a wholly-owned indirect subsidiary of Pioneer Financial Services, Inc. a Delaware corporation ("PFS"), and United Payors & United Providers, Inc., a Delaware corporation ("Buyer").

                                        RECITALS

               WHEREAS, PHC owns an aggregate of 8,499,998 shares (the "Shares") of Common Stock, without par value, constituting all of the issued and outstanding capital stock of National Health Services, Inc., a Wisconsin corporation ("NHS");

               WHEREAS, NHS owns an aggregate of 1,000 shares of capital stock of Healthcare Review Corporation, a Kentucky corporation ("HRC"), which shares represent all of the issued and outstanding shares of capital stock of HRC;

               WHEREAS, NHS and PFS desire to enter into a Health Care Administrative Services Agreement, dated as of October 24, 1996 (the "Services Agreement");

               WHEREAS, NHS and National Group Life Insurance Company, an Illinois corporation and an affiliate of PHC ("NGL"), desire to enter into a Lease, dated as of October 24, 1996 (the "Lease");

               WHEREAS, Buyer desires to acquire from PHC, and PHC desires to sell to Buyer, all of the Shares.

               NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                       ARTICLE I
                                    THE TRANSACTION

               1.1 On the terms and subject to the conditions set forth herein, at the closing (the "Closing") on the Closing Date (as hereinafter defined):

               (a) PHC shall sell, transfer and assign to Buyer, and Buyer shall purchase from PHC, the Shares for a purchase price (the "Purchase Price") of Five Million Dollars ($5,800,000) and the warrants (the "Warrants") described in the forms of the Warrant Certificates attached as Exhibits A-1 and A-2 hereto (the "Warrant Certificates").

               (b)  Buyer shall pay the Purchase Price as follows:

                    (i) Buyer shall pay to PHC Five Million Dollars ($5,800,000) in the form of a wire transfer to a bank account designated by PHC of readily available U.S. funds,

                    (ii) Buyer shall (A) issue to PHC the Warrants, (B)
                         execute and deliver to PHC the Warrant Certificates, and (C) thereafter perform its obligations under the Warrant Certificates fully and in a timely manner.

               (c) The parties shall deliver the documents and instruments and take the actions referred to in Article VII hereof.

               (d) The closing shall be held at the offices of Buyer at 2:00 p.m., local time, on October 23, 1996 or at such other date, time and place as the parties may agree in writing (the "Closing Date"); however, the transactions contemplated herein shall be deemed for all purposes to have taken place, and to be effective, as of September 30, 1996.

               1.2 On the terms, and subject to the conditions set forth herein, immediately following the Closing:

               (a)  PFS and NHS shall enter into the Services Agreement.

               (b)  NGL and NHS shall enter into the Lease.


                                       ARTICLE II
                         REPRESENTATIONS AND WARRANTIES OF PHC

               Except as may otherwise be set forth in a letter (the "PHC DISCLOSURE LETTER") delivered to Buyer concurrently with the execution and delivery of this Agreement and initialed for identification purposes by Buyer and PHC, PHC hereby represents and warrants to Buyer, its successors and assigns as follows:

               2.1 Organization and Qualification. Paragraph 2.1 of the PHC Disclosure Letter lists the name and jurisdiction of incorporation of NHS, HRC and each of NHS' other direct and indirect Subsidiaries (the subsidiaries listed in paragraph 2.1 of the PHC Disclosure Letter are herein referred to collectively as the "Subsidiaries" and individually as a "Subsidiary"). PHC, NHS and each Subsidiary is a corporation and in good standing as a domestic corporation under the laws of the state of its incorporation, and, to the knowledge of PFS, is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not prevent PHC from fulfilling its obligations hereunder or constitute or would result in a Material Adverse Event with respect to NHS. As used in this Agreement, the term "MATERIAL ADVERSE EVENT" when used in reference to NHS and/or its Subsidiaries shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or, with the passage of time, reasonably likely to cause, result in or have) a material adverse effect on the condition (financial or otherwise), business, properties, business relationships, prospects or results of operations of NHS and its Subsidiaries taken as a whole. NHS and each Subsidiary has the requisite corporate power and authority to own, use or lease its respective properties and to carry on its respective business as now being conducted.

               2.2 Capitalization of NHS. The authorized, issued and outstanding capital stock of NHS and each Subsidiary are as set forth in paragraph 2.2 of the NHS Disclosure Letter. All of the issued and outstanding shares of capital stock of NHS and each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (whether created by statute or otherwise). Except as disclosed in paragraph
          2.2 of the NHS Disclosure Letter, there are no options, warrants or other rights, commitments or agreements of any character which call for the issuance of shares of capital stock of NHS or any Subsidiary or any securities, instruments or rights convertible into or exchangeable for shares of capital stock or other securities of NHS or any Subsidiary. Neither NHS nor any Subsidiary has any obligation, contingent or otherwise, to register any securities of NHS or any Subsidiary under the federal securities laws.

               2.3 Title to Shares. All of the issued and outstanding shares of capital stock of NHS are, and immediately prior to the Closing Date will be, owned of record and beneficially by PHC, free and clear of all liens, charges, pledges, encumbrances, equities, rights of first refusal, options or other claims of any nature, except liens for current taxes not yet delinquent. All of the issued and outstanding shares of capital stock of each Subsidiary are, and immediately prior to the Closing Date will be, owned of record and beneficially by NHS, free and clear of all liens, charges, pledges, encumbrances, equities, rights of first refusal, options or other claims of any nature, except liens for current taxes not yet delinquent.

               2.4  Authority.

               (a) PHC has the requisite corporate power and authority to execute and deliver this Agreement and to fulfill its obligations hereunder. The execution and delivery of this Agreement by PHC and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors and sole shareholder of PHC, and no other corporate proceedings on the part of PHC are necessary, as a matter of law or otherwise, in connection therewith. This Agreement has been duly and validly executed and delivered by PHC and, assuming this Agreement constitutes the valid and binding obligations of Buyer, this Agreement constitutes a valid and binding agreement of PHC, enforceable against PHC in accordance with its terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. All corporate action on the part of PHC, its Board of Directors and its sole shareholder which is necessary, as a matter of law or otherwise, for the execution, delivery and performance of this Agreement by PHC has been duly and validly taken.

               (b) PFS has the requisite corporate power and authority to execute and deliver the Services Agreement and to fulfill its obligations thereunder. The execution and delivery of the Services Agreement by PFS and the performance of its obligations thereunder have been duly and validly authorized by the Executive Committee of the Board of Directors of PFS, and no other corporate proceedings on the part of PFS are necessary, as a matter of law or otherwise, in connection therewith. When executed and delivered by PFS as provided herein, the Services Agreement will have been duly and validly executed and delivered by PFS and, assuming the Services Agreement has been duly and validly executed by NHS, will constitute a valid and binding agreement of PFS, enforceable against PFS in accordance with its terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and
                    (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. All corporate action on the part of PFS, and its Board of Directors which is necessary, as a matter of law or otherwise, for the execution, delivery and performance of the Services Agreement by PFS has been duly and validly taken.

               (c) NGL has the requisite corporate power and authority to execute and deliver the Lease and to fulfill its obligations thereunder. The execution and delivery of the Lease by NGL and the performance of its obligations thereunder have been duly and validly authorized by the Board of Directors of NGL, and no other corporate proceedings on the part of NGL are necessary, as a matter of law or otherwise, in connection therewith. When executed and delivered by NGL as provided herein, the Lease will have been duly and validly executed and delivered by NGL and, assuming the Lease constitutes the binding obligations of NHS, the Lease will constitute a valid and binding agreement of NGL, enforceable against NGL in accordance with its terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and
                    (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. All corporate action on the part of NGL and its Board of Directors which is necessary, as a matter of law or otherwise, for the execution, delivery and performance of this Agreement by NGL has been duly and validly taken.

               2.5 No Other Investments or Subsidiaries. NHS has no equity interest or investment in any entity other than the Subsidiaries.

               2.6 Financial Statements. PHC has furnished to Buyer true and complete copies of its consolidated balance sheet dated August 31, 1996 and its consolidated statement of operations for the eight month period ended August 31, 1996. Such financial statements are in accordance with the books and records of the entities covered thereby, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of NHS and its Subsidiaries as of the end of the period covered and the consolidated results of operations for the period covered in conformity with generally accepted accounting principles. As used in this Agreement, the "Latest NHS Balance Sheet" shall mean the August 31, 1996 consolidated balance sheet of NHS attached as
          Schedule 1 to paragraph 2.6 of the PHC Disclosure Letter.

               2.7 Absence of Certain Changes. Except as contemplated by this Agreement or disclosed in the PHC Disclosure Letter, since the date of the Latest NHS Balance Sheet, NHS and each Subsidiary has conducted its respective business only in, and has not engaged in any transaction other than according to, the ordinary and usual course of such business consistent with prior practices, and, since such date, there has not been (a) any Material Adverse Event with respect to NHS or its Subsidiaries: (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of NHS or any Subsidiary; (c) any change in the accounting principles, practices or methods of NHS or any Subsidiary; (d) any labor dispute or difficulty which is reasonably likely to result in any Material Adverse Event with respect to NHS or any Subsidiary; (e) any asset of NHS or any Subsidiary having a value of $50,000 or more sold or disposed of, subjected to any lien, charge or other encumbrance; (f) any amendment or termination of any contract or agreement to which NHS or any Subsidiary is a party which involves the payment (in any form) by or to NHS or such Subsidiary of $100,000 or more in any twelve-month period; (g) any repurchase of, issuances or other changes to the outstanding capital stock of NHS or any Subsidiary; or (h) any increase in the compensation payable or which could become payable by NHS or any Subsidiary to any of their respective directors, officers, employees or consultants, or any amendment of any employee benefit plan.

               2.8 Absence of Undisclosed Liabilities. To the knowledge of PHC, except and to the extent reserved against or reflected in the Latest NHS Balance Sheet or disclosed in the PHC Disclosure Letter:
          (a) neither NHS nor any Subsidiary had, at such date, any liabilities or obligations (contingent or otherwise) in excess of $50,000 in the aggregate which were required by generally accepted accounting principles, consistently applied, to be reserved against or reflected therein, and (b) since the date of the Latest NHS Balance Sheet, except in the ordinary course of its business, neither NHS nor any Subsidiary has incurred any liabilities or obligations in excess of $50,000 in the aggregate which, had they been incurred prior to such date, would have been required by such principles, so applied, to have been reserved against or reflected in the Latest NHS Balance Sheet.

               2.9 Consents and Approvals; No Violation. Except as disclosed in the PHC Disclosure Letter, the execution and delivery of this Agreement, the Services Agreement and the Lease do not and the consummation of the transactions contemplated hereby will not:

               (a) conflict with any provision of the articles of incorporation or bylaws of PLI, NGL, PHC, NHS or any Subsidiary;

               (b) require PLI, NGL, PHC, NHS or any Subsidiary to obtain any consent, approval, authorization or permit of or from, or filing with or notification to, any governmental or regulatory authority except as contemplated herein;

               (c) conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which NHS or any Subsidiary is a party or by which NHS or any Subsidiary or any of their respective assets may be bound which are required to be disclosed in paragraphs 2.11, 2.14 or 2.15 of the PHC Disclosure Letter; or

               (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PLI, NGL, PHC, NHS or any Subsidiary.

               2.10 Certain Fees and Expenses. No person or entity has been authorized by PHC, NHS or any Subsidiary to act for PHC, NHS or any Subsidiary in connection with the transactions provided for in this Agreement in a way which would entitle such person to receive from NHS or any Subsidiary any broker's fees, commissions, finder's fees, investment banking or financial advisory fees in connection with this Agreement (or for reimbursement of any expenses related thereto).

               2.11 Employment and Similar Agreements. Paragraph 2.11 of the PHC Disclosure Letter sets forth (a) all written employment, severance, bonus, consulting or indemnification arrangements, agreements, understandings or plans between NHS or any Subsidiary and any of their respective directors, officers or employees (including without limitation any such arrangements, agreements, understandings or plans which are conditioned upon a change of control involving NHS or any Subsidiary); (b) all written compensatory arrangements, agreements, understandings or plans between NHS or any Subsidiary and any consultant (including without limitation any such arrangements, agreements, understandings or plans which are conditioned upon a change of control involving
          NHS); and (c) a list of current employees of NHS and each Subsidiary which reflects, among other things, the current compensation of each such employee.

               2.12 Litigation. Except as disclosed in paragraph 2.12 of the PHC Disclosure Letter, as of the date hereof, there is no claim, action or proceeding, including without limitation any claim of indemnification, pending or, to the knowledge of PHC, NHS or any Subsidiary, threatened against or relating to NHS or any Subsidiary. Neither NHS nor any Subsidiary or any of their respective officers, directors or employees has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other governmental or regulatory authority from engaging in or continuing any conduct or practice in connection with the business, assets, properties or affairs of NHS or any Subsidiary. There is not in existence on the date hereof any order, judgment or decree of any court or other tribunal or other governmental or regulatory authority enjoining or requiring NHS or any Subsidiary to take any action of any kind with respect to its business, assets, properties or affairs.

               2.13 Taxes. Except as disclosed in paragraph 2.13 of the PHC Disclosure Letter: NHS and each Subsidiary, either on their own or as part of a consolidated group of corporations, have timely filed accurate, true and complete copies of all income, franchise, license, sales, payroll and property tax returns and reports that are or have been required to be filed with the United States and with the jurisdictions in which they are qualified to do business or are required to file tax returns or reports and have paid in full all taxes, interest, penalties, assessments or deficiencies that are or have been due or payable or are or have been claimed by any taxing authority to be due and payable (whether or not it is currently known that such taxes are or have been due and payable). NHS and each Subsidiary have, to the extent required, made estimated payments against all taxes that have not yet become due and payable and have withheld or collected, and, to the extent required, paid over to the proper governmental authorities, all taxes, assessments and fees required by law to have been withheld or collected. NHS and each Subsidiary have duly paid or provided for all taxes with respect to any period prior to the date of this representation and warranty. There are no liens for taxes, assessments, fees or other governmental charges upon any of the assets or properties of NHS and each Subsidiary. Neither NHS nor any Subsidiary has waived or been granted an extension which is still effective, for any applicable limitation period for the assertion of any tax liability for any federal income tax year.

               2.14 Benefit Plans. Each employee benefit plan covering employees of NHS or any Subsidiary which is maintained or contributed to by NHS or any Subsidiary conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable laws and regulations; no liability or penalty under the Employment Retirement Income Security Act of 1974, as amended, has been or will be incurred by NHS or any Subsidiary with respect to any such plan; full payment has been made of all amounts which NHS or any Subsidiary is required to have paid as contributions to such plans; there is not in the aggregate any accumulated funding deficiency with respect to such plans; and the current value of accrued benefits of each such plan does not exceed the current value of such plan's assets.

               2.15 Contracts. Paragraph 2.15 of the PHC Disclosure Letter lists all agreements, contracts, licenses, leases, and understandings, whether written or oral, which either (a) involve payment (in any form) by or to NHS or any Subsidiary of $100,000 or more in any twelve-month period or (b) are material to NHS (except that such list may exclude agreements which are listed elsewhere in the PHC Disclosure Letter). All such agreements, contracts, licenses, leases and understandings are in full force and effect and no party thereto has given any notice of termination with respect thereto (except notices of termination which have been withdrawn). Neither NHS nor any Subsidiary is in material breach of any agreement, contract, license, lease or understanding which is described or required to be described in the PHC Disclosure Letter, nor does any event exist which, with notice or passing of time or both, would constitute or result in a material breach by NHS or any Subsidiary of any such agreement, contract, license, lease or understanding. To the knowledge of PHC, NHS and each Subsidiary, the other party or parties to each such agreement, contract, license, lease or understanding has complied with all material commitments and obligations on its or their part.

               2.16 Intellectual Property Rights.

               (a) As used in this Agreement, "INTELLECTUAL PROPERTY RIGHTS" includes United States and foreign inventions, invention disclosures, patents, inventors' certificates, utility models, trademarks, service marks, trade names, copyrights, trade secrets (including processes and software programs), registrations and applications therefor, and past, present and future causes of action and remedies therefor. To the knowledge of PHC, NHS and each Subsidiary, NHS and each Subsidiary has full right, title and interest in or to use (as currently used) all Intellectual Property Rights which are material to the conduct of its business as now conducted, and the consummation of the transactions contemplated hereby will not alter or impair in an adverse manner such Intellectual Property Rights. Paragraph 2.16 of the PHC Disclosure Letter lists all Intellectual Property Rights, including computer software (whether owned by or licensed to NHS or any Subsidiary) which is material to the conduct of the business of NHS as now conducted.

               (b) To the knowledge of PHC, NHS and each Subsidiary, neither NHS nor any Subsidiary is in default under any material agreement pursuant to which it is licensing Intellectual Property Rights of a third party or granting licenses to its own Intellectual Property Rights. Neither NHS nor any Subsidiary has notified any other party of an alleged default of any such agreement. Neither PHC, NHS nor any Subsidiary has received any communications alleging that NHS or any Subsidiary has violated any other person' s Intellectual Property Rights or has engaged in unfair competition against such person.

               (c) To the knowledge of PHC, NHS and each Subsidiary, NHS and each Subsidiary do not infringe (nor has it misappropriated) any third party's Intellectual Property Rights and neither NHS nor any Subsidiary has any material liability for any past infringement or misappropriation. No material dispute or disagreement involving NHS or any Subsidiary exists or is, to the knowledge of NHS or any Subsidiary, threatened with regard to any third party Intellectual Property Right, including any allegation of Intellectual Property Rights infringement or misappropriation or of any breach or default of an Intellectual Property Rights license or similar agreement.

               2.17 Properties, Liens. Except for statutory mechanics and materialmen's liens and liens for current taxes not yet delinquent, NHS and each Subsidiary own or lease, free and clear of any liens, claims, charges, options or other encumbrances (it being understood that, with respect to leased properties, such representation regarding the absence of liens, claims, charges, options or other encumbrances relates only to the leasehold interest of NHS or any Subsidiary, as applicable), all tangible and intangible properties, real and personal, material to the operation of their respective businesses as now conducted whether or not reflected in the Latest NHS Balance Sheet (except property sold or disposed of in the ordinary course of business since the date of the Latest NHS Balance Sheet) and all such property acquired or used since such date, and to the knowledge of NHS or any Subsidiary, there has not been any violation of any law, regulation or ordinance (including without limitation laws, regulations and ordinances relating to health, fire, safety, zoning, environmental, building, city planning or similar issues) relating to such properties or businesses which may reasonably be expected to result in a Material Adverse Event. There are no proceedings affecting any of such properties pending or threatened which may reasonably be expected to, materially and adversely, curtail the use of such property for the purpose for which it was acquired or the purpose for which it is now used. Paragraph 2.17 of the PHC Disclosure Letter lists all real property owned or leased by NHS or any Subsidiary.

               2.18 Compliance with Applicable Laws.   To the knowledge of
          PFS, NHS and each Subsidiary holds all licenses, permits and authorizations necessary for the lawful conduct of its business, as now conducted, except for such licenses, permits and authorizations the absence of which will not result in a Material Adverse Event; and neither PHC, NHS nor any Subsidiary has received any notice from any authority or person which asserts that NHS or any Subsidiary lacks any license, permit or authorization necessary for the lawful conduct of its business, or that NHS or any Subsidiary is in violation of any material law, ordinance or regulation of material significance to NHS or any subsidiary.

               2.19 Environmental Liability. To the knowledge of PHC, NHS or any Subsidiary:

               (a) The businesses of NHS and each Subsidiary has been and is operated in material compliance with all applicable statutory or regulatory requirements of all federal, state and local governmental authorities with jurisdiction over the environment or over workplace health and safety, and neither NHS nor any Subsidiary has caused or allowed the generation, treatment, storage, release or disposal of hazardous substances except in accordance with such statutes and regulations as they existed at the time of such generation, treatment, storage, release or disposal.

               (b) Neither PHC, NHS nor any Subsidiary has received any written notice or, to the best knowledge of PHC, NHS or any Subsidiary, any other communication, from any governmental authority alleging or concerning any violation by NHS or any Subsidiary of, or responsibility or liability of NHS or any Subsidiary, any statute or regulation relating to the environment. There are no pending or threatened, claims, suits, proceedings or investigations with respect to the businesses or operations of NHS or any Subsidiary alleging or concerning any violation of or responsibility or liability under any statutes or regulations relating to the environment, nor does PHC, NHS or any Subsidiary have any knowledge of any fact or condition which might reasonably be expected to give rise to such a claim, suit, proceeding or investigation.

               (c) There are no pending or threatened actions, proceedings or investigations seeking to revoke or deny renewal of any of such approvals, permits and licenses; nor does PHC, NHS or any Subsidiary have knowledge of any fact or condition which might reasonably be expected to give rise to any action, proceeding or investigation to revoke or deny renewal of such approvals, permits or licenses if such revocation or denial would constitute a Material Adverse Event.

               2.20 Insurance. NHS and each Subsidiary has in place insurance coverage of the types, in the coverage amounts and subject to retention, deductible or other similar terms as described in paragraph 2.20 of the PHC Disclosure Letter. PFS management reasonably believes such coverage to be appropriate and adequate.

               2.21 Service Agreements. To the knowledge of PHC, NHS and each Subsidiary, all charges made to customers of NHS or any Subsidiary have been properly computed and billed in material compliance with applicable agreements and procedures in place with respect to such customers, and no such customer has any right to any material refund, price or fee adjustments offset or similar right with respect to any such charges.

               2.22 Minute Books and Stock Records. PHC has delivered or made available to Buyer true and complete copies of the minute books and stock records of NHS and each Subsidiary, which contain a complete and correct records of all stock transactions of each such company and of all meetings of the Boards of Directors of each such company (and committees thereof) and all meetings of their stockholders and all actions by written consent without a meeting by such Boards of Directors (and committees) and their stockholders since the date of incorporation and reflect accurately in all material respects all actions by such directors and by stockholders with respect to all transactions referred to in such minutes.

               2.23 Certain Relationships. Neither PHC, NHS nor any Subsidiary has any knowledge that any material customer of NHS or any Subsidiary currently plans to terminate its relationship with any such company.

               2.24 Affiliated Transactions. Section 2.24 of the PHC Disclosure Letter lists all transactions which are now in effect between NHS or any Subsidiary, on the one hand, and any person or entity affiliated with NHS or any Subsidiary (other than NHS or a Subsidiary), on the other hand, including without limitation any charge for services (administrative or otherwise).

               2.25 Full Disclosure. PHC has delivered, or made available to Buyer, copies of all written instruments, agreements and other documents referred to in the PHC Disclosure Letter except as otherwise indicated. All instruments, agreements, schedules and other documents referred to in the PHC Disclosure Letter delivered or to be delivered, or made available, to Buyer pursuant to this Agreement are true and complete in all material respects. No representation or warranty made in this Article II as supplemented by the PHC Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make such representation or warranty in light of the circumstances in which it is made, not misleading.


                                      ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF BUYER

               Except as may otherwise be set forth in a letter ("BUYER DISCLOSURE LETTER") delivered to PHC concurrently with the execution of this Agreement and initialed for identification purposes by PHC and Buyer, Buyer hereby represents and warrants to PHC, its successors and assigns as follows:

               3.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing as a domestic corporation under the laws of the state of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not constitute or result in a Material Adverse Event or result in a Material Adverse Event. As used in this Agreement, the term "MATERIAL ADVERSE EVENT" when used in reference to Buyer shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the condition (financial or otherwise), business, properties, business relationships, prospects or results of operations of Buyer taken as a whole. Buyer has the requisite corporate power and authority to own, use or lease its respective properties and to carry on its respective business as now being conducted.

               3.2  Capitalization of Buyer.

               (a) The authorized, issued and outstanding capital stock of Buyer is as set forth in paragraph 3.2 of the Buyer Disclosure Letter. All of the issued and outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (whether created by statute or otherwise). Except as disclosed in paragraph 3.2 of the Buyer Disclosure Letter, there are no options, warrants or other rights, commitments or agreements of any character which call for the issuance of shares of capital stock of Buyer or any securities, instruments or rights convertible into or exchangeable for shares of capital stock or other securities of Buyer. Neither Buyer nor any affiliate thereof has any obligation, contingent or otherwise, to register any securities of Buyer under the federal securities laws.

               (b) The Warrants have been duly authorized, and when issued as contemplated herein, will be duly and validly issued; and the capital stock of Buyer to be issued to the holder or holders of the Warrants upon the exercise of the Warrants will, when so issued, be duly authorized, validly issued and nonassessable and will not be subject to preemptive rights.

               3.3  Authority Relative to this Agreement.

               (a) Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Warrant Certificates and to fulfill its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Warrant Certificates by Buyer and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the Executive Committee of the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary, as a matter of law or otherwise, in connection therewith. This Agreement has been, and the Warrant Certificates when executed and delivered as provided herein, shall have been, duly and validly executed and delivered by Buyer and, assuming this Agreement, constitutes the valid and binding obligations of PHC, this Agreement constitutes, and the Warrant Certificates will constitute, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               (b) When executed and delivered as provided herein, the Services Agreement and the Lease will have been duly and validly authorized, executed and delivered by NHS and, assuming the Services Agreement and the Lease constitute the valid and binding obligations of the other parties thereto, the Services Agreement and the Lease will constitute valid and biding agreements of NHS, enforceable against NHS in accordance with their respective terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               3.4 Financial Statements. Buyer has furnished to PHC the consolidated balance sheets of Buyer as of December 31, 1995 and June 30, 1996 and the consolidated statements of operations and cash flows of Buyer for the year ended December 31, 1995 and the six month periods ended June 30, 1995 and June 30, 1996. Such financial statements, with the notes thereto, are, and, except as disclosed in paragraph 3.4 of the Buyer Disclosure Letter will be, in accordance with the books and records of Buyer and have been, or will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial condition of Buyer as of the end of each period covered and the results of its operations and cash flows for each of the periods in accordance with generally accepted accounting principles. As used in this Agreement, the "LATEST BUYER BALANCE SHEET" shall mean the June 30, 1996 balance sheet of Buyer attached as Schedule 1 to paragraph 3.4 of the Buyer Disclosure Letter.

               3.5 Absence of Certain Changes. Except as contemplated by this Agreement or disclosed in paragraph 3.5 of the Buyer Disclosure Letter, since the date of the Latest Buyer Balance Sheet, Buyer has conducted its business only in, and has not engaged in any transaction other than according to, the ordinary and usual course of such business consistent with prior practices, and, since such date, there has not been (a) any Material Adverse Event with respect to Buyer; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Buyer; (c) any change in the accounting principles, practices or methods of Buyer; (d) any labor dispute or difficulty which is reasonably likely to result in any Material Adverse Event with respect to Buyer; (e) any asset of Buyer having a value of $100,000 or more sold or disposed of, subjected to any lien, charge or other encumbrance; (f) any amendment or termination of any contract or agreement to which Buyer is party which involves the payment (in any form) by or to Buyer of $250,000 or more in any twelve-month period; or (g) any repurchase of, issuances or other changes to the outstanding capital stock of Buyer.

               3.6 Absence of Undisclosed Liabilities. To the knowledge of Buyer, except and to the extent reserved against or reflected in the Latest Buyer Balance Sheet: (a) Buyer had, at such date, no material liabilities or obligations (contingent or otherwise) which were required by generally accepted accounting principles, consistently applied, to be reserved against or reflected therein, and (b) since the date of the Latest Buyer Balance Sheet, except in the ordinary course of its business, Buyer has not incurred any material liabilities or obligations which, had they been incurred prior to such date, would have been required by such principles, so applied, to have been reserved against or reflected in the Latest Buyer Balance Sheet.

               3.7 Financial Capability. Buyer has, and on and after the Closing Date will have, the financial capability to effect the consummation of the transactions contemplated in this Agreement and, the Warrant Certificates.

               3.8 Consents and Approvals; No Violation. Except as disclosed in paragraph 3.5 of the Buyer Disclosure Letter, the execution and delivery of this Agreement and the Warrant Certificates, and the execution and delivery of the Services Agreement and the Lease by NHS do not, and the consummation of the transactions contemplated hereby and thereby will not:

               (a) conflict with any provision of the articles or certificate of incorporation or bylaws of Buyer;

               (b) require Buyer to obtain any consent, approval, authorization or permit of or from, or make any filing with or notification to, any governmental or regulatory authority;

               (c) conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound; or

               (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

               3.9 Certain Fees and Expenses. No person or entity has been authorized by Buyer to act for Buyer in connection with the transactions provided for in this Agreement in a way which would entitle such person to receive from PHC (or NHS or any Subsidiary prior to the Closing) any broker's fees, commissions, finder's fees, investment banking or financial advisory fees in connection with this Agreement (or for reimbursement of any expenses related thereto).

               3.10 Litigation. Except as disclosed in paragraph 3.10 of the Buyer Disclosure Letter, as of the date hereof, there is no claim, action or proceeding, including without limitation any claim of indemnification, pending or, to the best knowledge of Buyer, threatened against or relating to Buyer which if adversely decided would result in a Material Adverse Event with respect to Buyer. Neither Buyer nor any of its respective officers, directors or employees has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other governmental or regulatory authority from engaging in or continuing any conduct or practice in connection with the business, assets, properties or affairs of Buyer. There is not in existence on the date hereof any order, judgment or decree of any court or other tribunal or other governmental or regulatory authority enjoining or requiring Buyer to take any action of any kind with respect to its business, assets, properties or affairs.

               3.11 Taxes. Buyer, either on its own or as part of a consolidated group of corporations, has timely filed accurate, true and complete copies of all income, franchise, license, sales, payroll and property tax returns and reports that are or have been required to be filed with the United States and with the jurisdictions in which it is qualified to do business or is required to file tax returns or reports and has paid in full all taxes, interest, penalties, assessments or deficiencies that are or have been due or payable or are or have been claimed by any taxing authority to be due and payable (whether or not it is currently known that such taxes are or have been due and payable). Buyer has, to the extent required, made estimated payments against all taxes that have not yet become due and payable and has withheld or collected, and, to the extent required, paid over to the proper governmental authorities, all taxes, assessments and fees required by law to have been withheld or collected. Buyer has duly paid or provided for all taxes with respect to any period prior to the date of this representation and warranty. There are no liens for taxes, assessments, fees or other governmental charges upon any of the assets or properties of Buyer. Buyer has not waived or been granted an extension which is still effective, for applicable limitation period for the assertion of any tax liability for any federal income tax year.

               3.12 Benefit Plans. Each employee benefit plan covering employees of Buyer which is maintained or contributed to by Buyer conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable laws and regulations; no liability or penalty under the Employment Retirement Income Security Act of 1974, as amended, has been or will be incurred by Buyer with respect to any such plan; full payment has been made of all amounts which Buyer is required to have paid as contributions to such plans; there is not in the aggregate any accumulated funding deficiency with respect to such plans; and the current value of accrued benefits of each such plan does not exceed the current value of such plan's assets.

               3.13 Intellectual Property Rights.

               (a) As used in this Agreement, "INTELLECTUAL PROPERTY RIGHTS" includes United States and foreign inventions, invention disclosures, patents, inventors' certificates, utility models, trademarks, service marks, trade names, copyrights, trade secrets (including processes and software programs), registrations and applications therefor, and past, present and future causes of action and remedies therefor. To the knowledge of Buyer, Buyer has full right, title and interest in or to use (as currently used) all Intellectual Property Rights which are material to the conduct of its business as now conducted, and the consummation of the transactions contemplated hereby will not alter or impair in an adverse manner such Intellectual Property Rights.

               (b) To the knowledge of Buyer, Buyer is not in default under any material agreement pursuant to which it is licensing Intellectual Property Rights of a third party or granting licenses to its own Intellectual Property Rights. Buyer has not notified any other party of an alleged default of any such agreement. Buyer has not received any communications alleging that Buyer has violated any other person's Intellectual Property Rights or has engaged in unfair competition against such person.

               (c) To the best knowledge of Buyer, Buyer is not infringing (nor has it misappropriated) any third party's Intellectual Property Rights and does not have any material liability for any past infringement or misappropriation. No material dispute or disagreement involving Buyer exists or is, to the knowledge of Buyer, threatened with regard to any third party Intellectual Property Right, including any allegation of Intellectual Property Rights infringement or misappropriation by Buyer or of any breach or default by Buyer of an Intellectual Property Rights license or similar agreement.

               3.14 Properties, Liens. Except for statutory mechanics and materialmen's liens and liens for current taxes not yet delinquent, Buyer owns or leases, free and clear of any liens, claims, charges, options or other encumbrance (it being understood that, with respect to leased properties, such representation regarding the absence of liens, claims, charges, options or other encumbrances relates only to the leasehold interest of Buyer), all tangible and intangible properties, real and personal, material for the operation of its business as currently conducted whether or not reflected in the Latest Buyer Balance Sheet (except property sold or disposed of in the ordinary course of business since the date of the Latest Buyer Balance Sheet) and all such property acquired or used since such date, and, to the knowledge of Buyer, there has not been any violation of any law, regulation or ordinance (including without limitation laws, regulations and ordinances relating to health, fire, safety, zoning, environmental, building, city planning or similar issues) relating to such properties or businesses which may reasonably be expected to result in a Material Adverse Event. There are no proceedings affecting any of such properties pending or threatened which may reasonably be expected to, materially and adversely, curtail the use of such property for the purpose for which it was acquired or the purpose for which it is now used.

               3.15 Compliance with Applicable Laws. Except as disclosed in paragraph 3.10 of the Buyer Disclosure Letter, Buyer has not received any notice from any authority or person which asserts that Buyer lacks any license, permit or authorization necessary for the lawful conduct of its business, or that Buyer is in violation of any material law, ordinance or regulation of material significance to Buyer.

               3.16 Environmental Liability. To the knowledge of Buyer:

               (a) The business of Buyer has been and is operated in material compliance with all applicable statutory or regulatory requirements of all federal, state and local governmental authorities with jurisdiction over the environment or over workplace health and safety. Buyer has not caused or allowed the generation, treatment, storage, release or disposal of hazardous substances except in accordance with such statutes and regulations as they existed at the time of such generation, treatment, storage, release or disposal.

               (b) Buyer has not received any written notice or, to the knowledge of Buyer, any other communication, from any governmental authority alleging or concerning any violation by Buyer of, or responsibility or liability of Buyer under, any statute or regulation relating to the environment. There are no pending or threatened claims, suits, proceedings or investigations with respect to the business or operations of Buyer alleging or concerning any violation of or responsibility or liability under any statutes or regulations relating to the environment, nor does Buyer have any knowledge of any fact or condition which might reasonably be expected to give rise to such a claim, suit, proceeding or investigation.

               (c) There are no pending or threatened, actions, proceedings or investigations seeking to revoke or deny renewal of any of such approvals, permits and licenses; nor does Buyer have knowledge of any fact or condition which might reasonably be expected to give rise to any action, proceeding or investigation to revoke or deny renewal of such approvals, permits or licenses if such revocation or denial would constitute a Material Adverse Event with respect to Buyer.

               3.17 Insurance. Buyer has in place insurance coverage of such types, in such coverage amounts and subject to such retention, deductible or other terms as management reasonably believes to be appropriate.

               3.18 Service Agreements. To the knowledge of Buyer, all charges made to customers of Buyer have been properly computed and billed in material compliance with applicable agreements and procedures in place with respect to such customers, and no such customer has any right to any material refund, price or fee adjustments offset or similar right with respect to any such charges.

               3.19 Minute Books and Stock Records. Buyer has made available to PHC true and complete copies of the minute books of Buyer, which contain a complete and correct record of all stock transactions of Buyer and all meetings of the Boards of Directors of Buyer (and committees thereof) and all meetings of its stockholders and all actions by written consent without a meeting by such Boards of Directors (and committees) and its stockholders since the date of incorporation and reflect accurately in all material respects all actions by such directors and by stockholders with respect to all transactions referred to in such minutes.

               3.20 Certain Relationships. Buyer has no knowledge that any material customer of Buyer currently plans to terminate or alter in any manner materially detrimental to Buyer its relationship with Buyer.

               3.21 Full Disclosure. Buyer has delivered, made available to PHC, copies of all written instruments, agreements and other documents referred to in the Buyer Disclosure Letter except as otherwise indicated. All instruments, agreements, schedules and other documents delivered or to be delivered, or made available, to PHC pursuant to this Agreement are true and complete in all material respects. No representation or warranty made in this
          Article III as supplemented by the Buyer Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make such representation or warranty, in light of the circumstances in which it is made, not misleading.


                                       ARTICLE IV
            CONDUCT OF BUSINESS OF NHS AND EACH SUBSIDIARY PRIOR TO CLOSING

               During the period from the date of this Agreement until the Closing, PHC agrees (except as expressly contemplated by this Agreement or the PHC Disclosure Letter or to the extent that Buyer shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed) to take such actions or refrain from taking such actions, as the case may be, which are necessary to maintain compliance with the following covenants:

               4.1 Ordinary Course. NHS and each Subsidiary shall carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and use all reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, keep available the services of their employees and preserve their relationships with customers, suppliers, licensor, lessors, lessees and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Closing. NHS and each Subsidiary will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles. Neither NHS nor any Subsidiary will prepay any costs, fees or charges to NHS or any Subsidiary, or incur any new liability for any costs, fees or charges to NHS or any Subsidiary except in the ordinary course.

               4.2 Dividends: Changes in Stock. Neither NHS nor any Subsidiary will (a) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock, (b) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or (c) propose to do any of the foregoing.

               4.3 Issuance or Repurchase of Securities. Neither NHS nor any Subsidiary will issue, pledge, deliver or sell or authorize or propose the issuance, pledge, delivery or sale of, or repurchase or propose the repurchase of, any shares of its capital stock, or any options, warrants or other rights to purchase or acquire, or securities convertible into or exchangeable for, any such shares.

               4.4 Governing Documents. Neither NHS nor any Subsidiary will propose or adopt any amendment to their respective charter documents.

               4.5 Acquisitions. Neither NHS nor any Subsidiary will acquire or agree to acquire (a) any business or any corporation, partnership, association or other business organization or division thereof (whether by merger, stock purchase, asset acquisition or otherwise); (b) any capital stock of any person or entity; or (c) any asset having a value of $50,000 or more.

               4.6 Dispositions. Neither NHS nor any Subsidiary will sell, lease or otherwise dispose of any asset having a value of $50,000 or more.

               4.7 Incurrence of Indebtedness. Neither NHS nor any Subsidiary will incur, guarantee, become subject to, or agree to incur, guarantee or become subject to any obligation or liability (absolute or contingent), except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with prior practice; provided, however, that neither NHS nor any Subsidiary shall enter into any material lease or extension of any material lease with respect to any real or personal property or issue or sell, or guaranty the repayment of, any debt securities or otherwise incur any indebtedness for borrowed money.

               4.8 Employees. Neither NHS nor any Subsidiary will make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than increases in compensation called for by the terms of any employment or other agreement currently in effect which are in the ordinary course of business and consistent with prior practice), or enter into to or amend any employment, severance, termination or other agreement with or make any loans to any of its officers, directors, employees, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on consummation of the transactions contemplated hereby or otherwise.

               4.9 Benefit Plans. Neither NHS nor any Subsidiary will (a) pay, agree to pay or make any accrual or arrangement for payment of any employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee except in the ordinary course of business and consistent with past practice; (b) pay or agree to pay or make any accrual or arrangement for payment to employees of any amount relating to unused vacation or sick days, except in the ordinary course of business and consistent with past practice; (c) adopt or commit itself to adopt or agree to, or pay, grant, issue or accrue salary or benefits pursuant to, any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present; or (d) amend in any material respect any such existing plan, agreement or arrangement.

               4.10 Additional Matters. Neither NHS nor any Subsidiary will:

               (a) enter into any new agreements, commitments or contracts which either (i) involve payment by NHS of $50,000 or more in any twelve-month period or (ii) are outside the ordinary course of business;

               (b) pay any obligation or liability (absolute or contingent) other than current liabilities in the ordinary course of business;

               (c)  cancel or agree to cancel any material debts or claims;

               (d)  waive or relinquish any rights of substantial value;

               (e) otherwise make any material change in the conduct of its business or operations;

               (f) settle any litigation or other claims involving the payment by NHS of more than $25,000 in any one instance and $100,000 in the aggregate;

               (g)  make any investment in any third person or entity; or

               (h) agree in writing or otherwise to take any of the foregoing actions or to take any action which NHS reasonably believe would constitute a Material Adverse Event with respect to NHS or any Subsidiary.


                                       ARTICLE V
                     CONDUCT OF BUSINESS OF BUYER PRIOR TO CLOSING

               During the period from the date of this Agreement until the Closing, Buyer agrees (except as expressly contemplated by this Agreement or the Buyer Disclosure Letter or to the extent that PHC shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed) to take such actions or refrain from taking such actions, as the case may be, which are necessary to maintain compliance with the following covenants:

               5.1 Ordinary Course. Buyer shall carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and use all reasonable efforts consistent with past practice and policies to preserve intact its present business, keep available the services of its key employees and preserve its relationships with material customers, suppliers, licensors, lessors, lessees and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at Closing. Buyer will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

               5.2 Dividends: Changes in Stock. Buyer will not (a) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock, (b) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or (c) propose to do any of the foregoing.

               5.3 Issuance or Repurchase of Securities. Buyer will not issue, pledge, deliver or sell or authorize or propose the issuance, pledge, delivery or sale of, or repurchase, or propose the repurchase of, any shares of its capital stock, or any options, warrants or other rights to purchase or acquire, or securities convertible into or exchangeable for, any such shares.

               5.4 Governing Documents. Buyer will not propose or adopt any amendment to its charter documents.

               5.5 Other Extraordinary Transactions. Buyer will not enter into or consummate any other transaction or agreement which would have the effect of preventing consummation of the transactions contemplated hereby or which would result in a Material Adverse Effect with respect to Buyer.


                                       ARTICLE VI
                                  ADDITIONAL COVENANTS

               6.1  Access to Information.

               (a) Between the date of this Agreement and the Closing, PHC shall (i) give Buyer and its authorized representatives full access, during normal business hours and upon reasonable notice, to all plants, offices, warehouses and other facilities and to all contracts, internal reports, data processing files and records, federal, state, local and foreign tax returns and records, commitments, books, records and affairs of NHS and each Subsidiary, whether located on the premises of NHS or at another location,
                    (ii) permit Buyer and its authorized representatives to make such inspections as Buyer may reasonably require,
                    (iii) furnish Buyer such financial, operating, technical and product data and other information with respect to the business, properties and operations of NHS and each Subsidiary as Buyer from time to time may reasonably request, including without limitation financial statements and schedules, (iv) provide Buyer and their authorized representatives the opportunity, during normal business hours and upon reasonable notice, to interview employees, vendors, customers, sales representatives, distributors and other personnel of NHS and its Subsidiaries; and (v) assist and cooperate with Buyer and its authorized representatives in the development of integration plans for implementation by Buyer following the Closing.

               (b) Between the date of this Agreement and the Closing, Buyer shall furnish PHC and its authorized representatives such financial and other information with respect to the business as PHC from time to time may reasonably request, including without limitation financial statements and schedules.

               (c)  All information and documents obtained pursuant to this
                    Section 6.1, shall be subject to the terms of the Confidentiality Agreement between the parties dated September 1, 1996, which remains in full force and effect and shall survive any termination of this Agreement. From and after the Closing Date, the provisions of such Confidentiality Agreement shall in no way limit the right of Buyer or any of its affiliates to make use of any information concerning NHS or any Subsidiary.

               6.2 Governmental Filings. PHC and Buyer shall, as promptly as reasonably practicable, make all filings necessary under any applicable federal, state, local and foreign laws and to obtain any required regulatory approvals, clearances or expirations of waiting periods in connection with the transactions contemplated by this Agreement. Each party shall use all reasonable efforts to cooperate with the other party in preparing its respective governmental filings and in obtaining all required regulatory approvals, clearances and expirations of waiting periods.

               6.3  Notice of Defaults.

               (a) PHC will give prompt notice to Buyer of (i) any written notice of default received by NHS or any Subsidiary subsequent to the date of this Agreement and prior to the Closing under any instrument or agreement to which NHS or any Subsidiary is a party or by which either of them or any of their properties is bound, and (ii) any suit, action or proceeding instituted or, to the best knowledge of NHS or any Subsidiary, threatened against or affecting NHS or any Subsidiary subsequent to the date of this Agreement and prior to the Closing.

               (b) Buyer will give prompt notice to NHS of any suit, action or proceeding instituted or, to the best knowledge of Buyer threatened against or affecting Buyer subsequent to the date of this Agreement and prior to the Closing which might adversely affect Buyer's ability to consummate the transactions contemplated hereunder.

               6.4 Communications. No party will furnish any written communications to the public generally if the subject matter thereof relates to the transactions contemplated by this Agreement without the prior written approval of the other parties as to the content thereof, which approval shall be provided promptly and shall not be unreasonably withheld. Nothing in this Section 5.4, however, shall be deemed (a) to prohibit any disclosure reasonably required by any applicable law or by any competent governmental or regulatory authority or (b) to prevent either party from disclosing the general nature of the transactions contemplated hereby without identifying the other party or any of its affiliates. Immediately following the Closing, Buyer shall notify all employees of NHS and the Subsidiaries of the purchase of NHS by Buyer in a manner and in form and substance reasonably satisfactory to PHC.

               6.5 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses (including without limitation, fees and expenses of counsel and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense except as otherwise specifically set forth herein; provided, however, that Buyer shall bear all expenses relating to the obtaining of all regulatory approvals required in connection with the consummation of the transactions hereunder.

               6.6 Brokers or Finders. Neither Buyer nor PHC nor any of their respective affiliates shall enter into any agreement or arrangement with any agent, broker, investment banker or other firm or person pursuant to which such person shall be entitled to any broker or finder's fee or any other commission or similar fee from any other party in connection with any of the transactions contemplated by this Agreement.

               6.7 Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement, to the extent within such party's reasonable control, shall take all such necessary action.

               6.8  Interim Financial Statements.

               (a) As promptly as practicable following the end of each month prior to the Closing, and at the Closing, PHC shall deliver to Buyer monthly financial statements of NHS and its Subsidiaries in a format consistent with its past practices which is reasonably acceptable to Buyer.

               (b) As promptly as practicable following the end of each month prior to the Closing, and at the Closing, Buyer shall deliver to PHC monthly financial statements of Buyer and its subsidiaries in a format consistent with its past practices which is reasonably acceptable to PHC.


               6.9  Warrant Certificates, Services Agreement and Lease.
          Buyer shall perform fully and in a timely manner its obligations under the Warrant Certificates and shall cause NHS to perform fully and in a timely manner its obligations under the Services Agreement and the Lease.

               6.10 Employee Benefit Plan Contributions. PHC shall, on a timely basis, make all contributions to, and pay all costs and expenses related to, all employee benefit plans covering employees of NHS insofar as such contributions, costs or expenses have historically been at the expense of PHC and are attributable to any period through the Closing Date (whether the obligation to fund such contributions, costs or expenses becomes fixed prior to or after the Closing Date).

               6.11 Tax Matters. The following Tax provisions shall apply after the Effective Date:

               (a) Section 338(h)(10) Election. At the request of the Buyer, PHC or its affiliates, if applicable, will join with PHC in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "IRC") (and any corresponding elections under state or local law) (collectively, a "Section 338(h)(10) Election") with respect to the acquisition of the stock of NHS hereunder. In the event the Section 338(h)(10) Election is made, the parties shall timely comply with the election requirements, allocation of purchase price requirements, tax return filing requirements and other applicable provisions of Treas. Reg. 1.338(h)(10) and applicable provisions cross-referenced therein. The parties shall bear their respective administrative expenses of complying with the requirements of the
                    Section 338(h)(10) Election. Buyer shall reimburse PHC within 15 days after request therefor for up to $50,000 in the aggregate of any financial loss or detriment incurred by PHC or its affiliates as a result of the
                    Section 338(h)(10) Election.

               (b)  Cooperation on Tax Matters.

                    (i) PHC and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. PHC and the Buyer agree (A) to retain all books and records with respect to tax matters pertinent to NHS relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by PHC or the Buyer, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, PHC or Buyer, as the case may be, shall allow the other party to take possession of such books and records.

                    (ii) PHC and Buyer further agree, upon request, to use
                         their best efforts to obtain any certificate or other document from any governmental authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                    (iii) Except as otherwise stated herein, PHC and Buyer shall each have the right to control any and all disputes and proceedings with tax authorities arising in respect of taxes for which it may be the subject of an indemnification claim under this Agreement or under which it may be entitled to a tax reimbursement, refund or credit.

               6.12 Reimbursement of Intercompany Amounts.  Within fifteen
          (15) days after request therefor, supported by appropriate documentation:

                    (a) Buyer shall, or shall cause NHS or its Subsidiaries, to pay (to the extent unpaid) (x) all amounts payable by NHS or its Subsidiaries to PFS or its subsidiaries which are reflected on the Closing Balance Sheet, and (y) all amounts advanced, allocated or to be allocated, or otherwise owed to PFS or its subsidiaries by NHS or its Subsidiaries for or with respect to the period from September 30, 1996 through the Closing Date.

                    (b) PHC shall, or shall cause PFS and its Subsidiaries to pay (to the extent unpaid) (x) all amounts payable by PFS and its subsidiaries to NHS or its Subsidiaries which are reflected on the Closing Balance Sheet, and (y) all amounts owed by PFS or its subsidiaries to NHS or its Subsidiaries for or with respect to the period from September 30, 1996 through the Closing Date.


                                      ARTICLE VII
                      CONDITIONS PRECEDENT TO CONSUMMATION OF THE
                                      TRANSACTION

               7.1 Conditions to the Obligations of Both Parties. The respective obligations of PHC and Buyer to effect the transactions contemplated to occur at the Closing hereunder shall be subject to the satisfaction on or prior to the Closing of the following conditions:

               (a) Governmental Approvals. All material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any competent federal, state, local or foreign governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

               (b) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any federal, state or foreign court or other competent governmental or regulatory authority and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking substantial damages against any party hereto if the transactions contemplated hereby are consummated, shall be pending which, in the good faith judgment of the President of PHC or NHS (acting upon advice of their respective counsel) has a reasonable probability of resulting in such order, injunction or substantial damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

               (c) Statutes. No federal, state, local or foreign statute, rule or regulation shall have been enacted which would make the consummation of the transactions contemplated hereby illegal.

               7.2 Further Conditions to the Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing of the following conditions, unless waived by Buyer:

               (a) Representations and Warranties. The representations and warranties of PHC set forth in this Agreement shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, and Buyer shall have received a certificate (the "PHC Bring-Down Certificate"), dated the date of Closing to the foregoing effect signed by an authorized officer of PHC. The PHC Bring-Down Certificate will also include certified copies of resolutions of the Board of Directors and sole shareholder of PHC approving the transactions contemplated by this Agreement.

               (b) Performance of Obligations of PHC. PHC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing, and the PHC Bring-Down Certificate shall include a statement to such effect.

               (c) No Litigation. There shall not have been instituted and be continuing or, to the knowledge of PHC, NHS or any Subsidiary threatened, against NHS or any Subsidiary any claim, action or proceeding the result of which could reasonably be expected to result in a Material Adverse Event with respect to NHS or any Subsidiary (except such matters, if any, as were disclosed in the PHC Disclosure Letter).

               (d) No Material Adverse Event. No Material Adverse Event with respect to NHS or any Subsidiary (except such matters, if any, as were described in the NHS Disclosure Letter) shall have occurred.

               (e) Resignations of Officers and Directors. There shall have been tendered to Buyer the written resignation of each officer and each member of the Board of Directors of NHS and each Subsidiary from their capacities as officers or directors, effective at the Closing.

               (f) Third-Party Approvals. Any and all consents (or novations) from third parties relating to contracts, licenses, leases and other agreements and instruments disclosed or required to be disclosed, pursuant to
                    Section 2.15 hereof, to the extent reasonably required to preserve the benefits of such contracts, licenses, leases and other agreements and instruments following the Closing, shall have been obtained.

               (g) Delivery of Share Certificates. The stock certificate(s) representing all issued and outstanding Shares shall have been delivered to Buyer, duly assigned to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel.

               (h) Employment. Anthony J. Pino shall have entered into an employment agreement with Buyer or NHS.

               (i) PHC shall have received from A. Clark Waid III, counsel to PHC, PFS and NGL, a signed legal opinion to the following effects: (i) NHS and each Subsidiary is a corporation duly organized, validly existing and in good standing as a domestic corporation under the laws of the jurisdiction of its incorporation; (ii) this Agreement, has been, and, when executed and delivered by PFS and NGL, respectively, as contemplated herein, the Services Agreement and the Lease will have been duly executed and delivered by PHC, PFS or NGL, as the case may be, and, assuming this Agreement, the Services Agreement and the Lease constitute binding obligations of the other parties thereof, constitute, or will constitute, as the case may be, valid and binding obligations of PHC, PFS or NGL, as the case may be, enforceable against PHC, PFS or NGL, as the case may be, in accordance with the respective terms of such agreements, except (A) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (C) insofar as the enforceability of indemnification provisions contained in any of such agreements may be limited by public policy considerations; (iii) all of the issued and outstanding shares of capital stock of NHS and each Subsidiary are owned of record as set forth in paragraph
                    2.2 of the PHC Disclosure Letter; (iv) the execution and delivery of this Agreement, the Services Agreement and the Lease by PHC, PFS or NGL, as the case may be, and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of PHC, PFS or NGL, as the case may be; and (v) such counsel is not aware of any pending or threatened litigation involving NHS or any Subsidiary except for such matters, if any, as are listed in the PHC Disclosure Letter.

               7.3 Further Conditions to the Obligations of PHC. The obligations of PHC to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing of the following conditions, unless waived by PHC.

               (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, and PHC shall have received a certificate to the foregoing effect signed by an authorized officer of Buyer (the "Buyer Bring-Down Certificate"). The Buyer Bring-Down Certificate will also include certified copies of resolutions of the Board of Directors of Buyer approving the transactions contemplated by this Agreement.

               (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by Buyer under this Agreement prior to the Closing, and the Buyer Bring-Down Certificate shall include a statement to such effect.

               (c) Delivery of Closing Consideration. Buyer shall have delivered to PHC the cash and the Warrant Certificates referred to in Section 1.1(b) above.

               (d) No Litigation. There shall not have been instituted and be continuing or, to the knowledge of Buyer threatened, against Buyer any claim, action, or proceeding which materially and adversely affects Buyer's ability to fulfill its obligations hereunder or which could reasonably be expected to result in a Material Adverse Event with respect to Buyer (except such matters, if any, as were described in of the Buyer Disclosure Letter).

               (e) No Material Adverse Event. No Material Adverse Event with respect to Buyer (except such matters, if any, as were described in the Buyer Disclosure Letter) shall have occurred.

               (f) Third-Party Approvals. Any and all consents (or novations) required from third parties relating to contracts, licenses, leases and other agreements and instruments material to NHS and the Subsidiary, taken as a whole, to the extent reasonably required to preserve the benefits of such contracts, licenses, leases and other agreements and instruments following the Closing, shall have been obtained.


                                      ARTICLE VIII
                           TERMINATION, AMENDMENT AND WAIVER

               8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

               (a)  By Mutual Consent. By mutual consent of PHC and Buyer;

               (b) By PHC or Buyer. By either PHC, on the one hand, or Buyer, on the other hand:

                    (i) if the Closing shall not have occurred on or before October 25, 1996; provided the failure of the transactions to be consummated by the applicable date is not caused by any breach of this Agreement by the party seeking such termination;

                    (ii) if a court of competent jurisdiction or other
                         competent governmental or regulatory authority shall have issued an order, decree or ruling, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and not appealable; or

                    (iii) if any statute, rule or regulation is enacted, promulgated or deemed applicable to the consummation of the transactions contemplated hereby by any competent governmental or regulatory authority which makes the consummation of such transactions illegal.

               (c) By PHC. By PHC, if a material default under or a material breach of this Agreement by Buyer shall have occurred and be continuing thirty (30) days after receipt of written notice thereof from PHC;

               (d) By Buyer. By Buyer if a material default under or a material breach of this Agreement by PHC shall have occurred and be continuing thirty (30) days after receipt of written notice thereof from Buyer.

               8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 above, this Agreement shall forthwith terminate and there shall be no liability or obligation on the part of either party hereto or their respective officers, directors, employees or agents, except that (a) nothing set forth herein shall relieve a party hereto from liability for its breach of this Agreement and (b) the confidentiality provisions referred to in Section 6. l(c) shall survive any such termination.

               8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

               8.4 Extension: Waiver. At any time prior to the Closing, to the extent legally allowed, PHC, on the one hand, and Buyer, on the other hand, (a) may extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) may waive any inaccuracies in the representations and warranties made by the other party contained herein or in any document delivered pursuant hereto and (c) may waive the other party's compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of PHC or Buyer (as applicable) and shall be effective only to the extent set forth in such instrument. No extension or waiver of any single condition, covenant, agreement, representation, warranty, breach, default or other matter hereunder shall be deemed an extension or waiver of any other condition, covenant, agreement, representation, warranty, breach, default or other matter theretofore or thereafter occurring.


                                       ARTICLE IX
                                    INDEMNIFICATION

               9.1 Indemnification By PHC. Subject to the limitations contained in this Section 9.1, PHC shall, from and after the Closing Date, jointly and severally, indemnify, defend and hold harmless Buyer and NHS, and their respective officers, directors, agents, employees and representatives, successors and assigns (collectively, "Buyer Indemnified Parties") from and against any and all claims, actions, suits, proceedings, demands, assessments, judgments, losses, expenses, liabilities, damages, recoveries and deficiencies, including without limitation interest, penalties and reasonable attorneys' fees, expert witness fees, costs and other expenses (collectively, "Losses") borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from:

               (a) any misrepresentation or breach of warranty made by PHC in this Agreement;

               (b) any breach by PHC of any covenant or agreement contained in this Agreement; and

               (c) the matters referred to in paragraph 2.12 of the PHC Disclosure Letter; and

               (d) no Buyer Indemnified Party shall have the right to recover from PHC based on claims for indemnification made under Section 9.1(a) or 9.1(b) or for breach of the representations or warranties of PHC in Article II of this Agreement: (i) unless and until the aggregate Losses on a cumulative basis attributable to such claims exceed $300,000, and then only to the extent of such excess, and (ii) if such claim is asserted with respect to claims under Section 9.1(a) or with respect to the representations and warranties of PHC in Article II of this Agreement, such claim is asserted prior to the date such representations and warranties terminate pursuant to
                    Section 10.1 below.

               9.2  Indemnification By Buyer.

               (a) Buyer shall, from and after the Closing Date, jointly and severally, indemnify, defend and hold harmless PHC, its officers, directors, agents, employees and representatives, successors and assigns (collectively, "PHC Indemnified Parties") from and against any and all claims, actions, suits, proceedings, demands, assessments, judgments, losses, expenses, liabilities, damages, recoveries and deficiencies, including without limitation interest, penalties and reasonable attorneys' fees, expert witness fees, costs and other expenses (collectively, "Losses") borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from:

                    (i) misrepresentation or breach of warranty made by Buyer in this Agreement, the Warrant Certificates; and

                    (ii) any breach by Buyer of any covenant or agreement
                         contained in this Agreement, or the Warrant
                         Certificates.

               (b) No PHC Indemnified Party shall have the right to recover from Buyer based on claims for indemnification made under
                    Section 9.2(a) or for breach of the representations or warranties of Buyer in Article III of this Agreement if such claim is asserted with respect to claims under
                    Section 9.2(a) or the representations and warranties of Buyer in Article III of this Agreement, such claim is asserted prior to the date such representations and warranties terminate pursuant to Section 10.1 below.

               9.3 Third Party Claims. Notice and Opportunity to Settle. The following provisions shall be applicable in the event that any Buyer or PHC Indemnified Party asserts indemnity rights pursuant to this Article VIII relating to any third party claim:

               (a) Within 30 days after the receipt by the party entitled to indemnity hereunder (the "Indemnified Party") of any claim or demand (including but not limited to, notice of any action, suit or proceeding) by any third party against an Indemnified Party which gives rise to a right to claim of indemnification hereunder, the affected Indemnified Party shall give the other (collectively, the "Indemnifying Party") written notice of such claim or demand; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure is materially prejudicial to the Indemnifying Party.

               (b) The Indemnifying Party shall have the right (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing), to defend against such claim or demand at its expense and through counsel of its own choosing (the choice of such counsel to be subject to the reasonable consent of the affected Indemnified Parties) and to control such defense if it gives written notice of its intention to do so within 15 days of the receipt of the notice referred to in Section 9.3(a) above. If the Indemnifying Party shall decline or fail to assume the defense of such claim or demand, the affected Indemnified Parties shall have the right to assume control of such defense at the expense of the Indemnifying Party. The Indemnified Parties shall cooperate fully in the defense of such claim or demand and shall make available to the Indemnifying Party or its counsel all pertinent information under their control relating thereto. The Indemnifying Party agrees to cooperate with the Indemnified Parties in order to enable their counsel to participate in the defense and to deliver to the Indemnified Parties copies of all pleadings and other information within the Indemnifying Party's knowledge or possession reasonably requested by the Indemnified Parties that is relevant to the defense of any such claim or demand. The Indemnifying Party and the Indemnified Parties and their respective counsel shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

               (c) The Indemnifying Party shall have the right to elect to settle any such claim or demand for monetary damages only at its sole expense and provided the settlement includes an unconditional release of all Indemnified Parties, subject to the consent of the affected Indemnified Parties; provided, further, that if the affected Indemnified Parties fail to give such consent within 20 days of being requested to do so, the affected Indemnified Parties shall, at their expense, assume the defense of such claim or demand and regardless of the outcome of such matter, the Indemnifying Party' s liability hereunder shall be limited to the amount of any such proposed settlement plus costs and expenses incident to the defense and settlement of such claim or demand.

               (d) In the event the Indemnifying Party assumes the defense of a claim or demand, the Indemnified Parties shall have the right thereafter to take over control of the defense of any claim or demand from the Indemnifying Party at any time and to elect to settle such claim or demand; provided, however, that in such case, unless Otherwise agreed by the Indemnifying Party, the Indemnifying Party shall have no indemnification obligations with respect to such claim, demand or settlement except for the costs and expenses of such Indemnifying Party incurred in the defense of the claim or demand.

               (e) With respect to claims or demands arising under Section 9.1(a), 9.1(b) or the representations and warranties of PHC in Article II above, the provisions of this Section
                    9.3 are subject to the $300,000 deductible set forth in
                    Section 9.l(d) hereof. Until such deductible has been exhausted, Buyer and PHC shall cooperate with each other in the handling and/or settlement of any claim of indemnification covered by this Section 9.3 such that Losses attributable to such claim will be properly allocated to PHC up to the amount of any unused portion of such deductible.


                                       ARTICLE X
                                   GENERAL PROVISIONS

               10.1 Investigation Will Not Affect Representations and Warranties; Survival. No investigation made by or for any party hereto prior to the Closing shall affect or modify any representations and warranties made to that party by another party. All representations and warranties of the parties made herein shall survive the Closing and shall expire 18 months after the Closing Date except that Sections 2.1, 2.2, 2.3, 2.4, 2.9, 2.25, 3.1, 3.2,
          3.3, 3.8 and 3.21 (only to the extent Sections 2.25 or 3.21 relate one or more such other listed Sections) shall survive indefinitely. Except as otherwise expressly provided herein, all covenants and obligations of the respective parties hereunder shall survive the Closing indefinitely until fully satisfied in accordance with this Agreement.

               10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmissions (with written or facsimile confirmation of receipt), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to Buyer, to:    Mr. S. Joseph Bruno
                                        United Payors & United Providers,
                                        Inc.
                                        2275 Research Boulevard, 6th Floor
                                        Rockville, Maryland 20850

               (b)  if to PHC, to:      Billy B. Hill, Jr.
                                        Preferred Health Choice, Inc.
                                        1750 East Golf Road
                                        Schaumburg, IL 60173
                                        FAX:  (847) 413-7194

                    with a copy to:     A. Clark Waid III
                                        Pioneer Financial Services, Inc.
                                        1750 East Golf Road, Suite 1100
                                        Schaumburg, IL 60173
                                        FAX:  (847) 413-7193


               10.3 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. All Exhibits referred to herein are hereby incorporated by reference herein. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever a representation or warranty herein is made to the "knowledge," "best knowledge" or awareness of a party, it shall refer to facts within the actual knowledge of such party and such party's officers, provided that, in the case of each party, such references shall be deemed to impose upon such party a duty to conduct a reasonable investigation concerning the existence of such facts, as well as an investigation of reasonably available corporate records concerning such facts.

               10.4 Counterparts. This Agreement may be executed in two counterparts, each of which shall be considered one and the same document and shall become effective when the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

               10.5 Miscellaneous. This Agreement and the Exhibits, Schedules, documents, instruments and other agreements specifically referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder (except indemnification rights conferred upon Indemnified Parties in Article VIII of this Agreement); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically set forth herein; provided, however, any party hereto may assign any of its rights and obligations hereunder to any wholly-owned, direct or indirect subsidiary, but no such assignment shall relieve such party of its obligations hereunder. Each party hereby acknowledges and agrees that it has not replied upon any statement, representation or warranty relating to the matters covered by this Agreement other than those contained herein..

               10.6 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Illinois, without giving effect to its conflict of law provisions.

               10.7 Severability. In case any provision in this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

               10.8 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

               10.9 Time of the Essence. The parties agree that time is of the essence of each provision of this Agreement.

               10.10 Attorneys' Fees. In the event of any dispute with respect to the subject matter of this Agreement, the prevailing party shall be entitled to such party's reasonable attorneys' fees and court costs incurred in resolving or settling the dispute, in addition to any and all other damages to which such party may be entitled.


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                   PREFERRED HEALTH CHOICE, INC.

                                   By:

                                   Its:



                                   UNITED PAYORS & UNITED PROVIDERS, INC.

                                   By:

                                   Its:


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